BLACKBERRY LIMITED EQUITY INCENTIVE PLAN AMENDED AND RESTATED JUNE 23, 2020 SECTION 1 INTERPRETATION AND ADMINISTRATIVE PROVISIONS 1.1 Purposes The purposes of this Plan are to assist the Corporation and its affiliates to attract, retain and motivate executive officers and employees by granting to them: (i) options to purchase common shares of the Corporation; and (ii) restricted share units. 1.2 Definitions When used herein, unless the context requires otherwise, the following terms have the following meanings: “affiliate” and “jointly or in concert” have the respective meanings set forth in the Securities Act (Ontario), as amended from time to time. “Approved Leave of Absence” means (i) any personal or education leave in excess of four (4) weeks in duration, (ii) any period during which you are in receipt of long-term disability benefits, or (iii) any period during which your status of employment changes from full- time to part-time (being less than twenty-five (25) hours per week). “Award” means an Option or RSU granted under this Plan. “Award Agreement” means an Option Agreement or RSU Agreement as the context requires. “Award Date” means the date the Board grants an Award under this Plan. “Blackout Period” means any period imposed by the Corporation applicable to a Participant, during which specified individuals, including insiders of the Corporation, may not trade in the Corporation’s securities (including for greater certainty any period during which specific individuals are restricted from trading because they have material non- public information), but does not include any period when a regulator has halted trading in the Corporation’s securities. “Board” means the Board of Directors of the Corporation. “Business Day” means a day other than a Saturday, Sunday or other day when banks in the City of Toronto, Ontario are not generally open for business. “Cause” has the meaning attributed to such term in the Participant’s Employment Agreement, or if the Employment Agreement is silent or the Participant does not have an Employment Agreement, “cause” means grounds for summary termination of the

- 2 - employment contract without notice, pay in lieu of notice, severance pay, or similar obligations, as that concept is interpreted and applied by the courts of Ontario. “Change of Control” means the occurrence of any of the following events: (a) an amalgamation, merger, consolidation, arrangement or other reorganization involving the Corporation or any of its affiliates and another corporation or other legal entity, as a result of which the holders of the Shares immediately prior to the completion of that transaction hold less than a majority of the Shares after completion of that transaction; (b) any individual, entity or group of persons acting jointly or in concert, acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the Shares, whether through acquisition of previously issued and outstanding Shares, or of Shares that have not been previously issued, or any combination thereof, or any other transaction of similar effect; (c) the Corporation sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person or entity (other than a disposition or transfer of assets to an affiliate of the Corporation as part of a reorganization of assets of an affiliate of the Corporation), where the holders of Shares immediately prior to the completion of that transaction hold less than a majority of the common shares of the acquiring corporation or person immediately after the completion of such transaction; or (d) as a result of or in connection with the contested election of directors, the nominees named in the most recent Management Information Circular of the Corporation for election to the Board do not constitute a majority of the Board. “Change of Control Period” means the shorter of: (i) 24 months following a Change of Control; and (ii) the period of time following a Change of Control specified in the Participant’s Employment Agreement. “Committee” means the committee of the Board responsible for recommending to the Board the compensation of the executive officers and other employees, which, as at the effective date of the Plan, is the Compensation, Nomination and Governance Committee. “Corporation” means Blackberry Limited. “Employment Agreement” means a written employment agreement between a Participant and a Participating Entity. “Exercise Notice” means a written notice by a Participant addressed to the Secretary of the Corporation stating the Participant’s intention to exercise a particular Option. “Exercise Price” means the price at which Shares may be purchased on the exercise of an Option. “Expiry Date” means:

- 3 - (a) in respect of any Option, the fifth (5th) anniversary of the Award Date unless another date is specified by the Board, provided that the Expiry Date may not be later than the fifth (5th) anniversary of the Award Date; (b) in respect of any RSU, the date specified in the applicable RSU Agreement, if any, as the date on which the RSU will be terminated and cancelled or, if no such date is specified in the RSU Agreement, December 31 of the third (3rd) calendar year following the Award Date. “Market Value” means the closing trading price of the Shares on the New York Stock Exchange or the Toronto Stock Exchange, as the case may be, on the applicable date, or if there is no closing trading price on that date, then on the last preceding date on which such a closing trading price was reported. “Option” means a right granted to a Participant to purchase Shares on the terms set out in the Plan. “Option Agreement” means a signed, written agreement (which may be in electronic form), between a Participant and the Corporation, substantially in the form attached as Schedule “A” hereto, subject to any amendments or additions thereto as may, in the discretion of the Board, be necessary or advisable, evidencing the terms and conditions on which an Option has been granted under this Plan. “Option Period” means the period of time during which an Option granted under this Plan may be exercised. “Participant” means an employee of or a consultant to a Participating Entity who the Board determines may participate in this Plan. “Participating Entity” means the Corporation and any affiliate of the Corporation which is designated by the Board from time to time. “Person” means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in such person’s capacity as trustee, executor, administrator or other legal representative. “Plan” means this Blackberry Limited Equity Incentive Plan. “Prior Plans” means the Corporation’s Stock Option Plan (Amended and Restated March 2012) and the Corporation’s 2005 Restricted Share Unit Plan (as amended). “RSU” means a right granted to a Participant to receive a Share or a cash payment based on the Market Value of a Share that generally becomes Vested, if at all, following a period of continuous employment and subject to the RSU Vesting Conditions. “RSU Account” has the meaning set out in Section 4.3. “RSU Agreement” means a signed, written agreement (which may be in electronic form), between a Participant and the Corporation, substantially in the form attached as Schedule “B” hereto, subject to any amendments or additions thereto as may, in the discretion of the Board, be necessary or advisable, evidencing the terms and conditions on which an RSU has been granted under this Plan.

- 4 - “RSU Vesting Conditions” means any conditions relating to a Participant’s continued service with a Participating Entity for a period of time and/or any other conditions in respect of the Vesting of RSUs determined by the Board at the time of the Award. “Settlement Date” means, with respect to any RSU, the date upon which Vested RSUs under such Award shall be settled in the form elected by the Corporation pursuant to Section 4.4. “Share” means a common share of the Corporation. “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any subsidiary of the Company or with which the Company or any subsidiary of the Company amalgamates. “Termination Date” means: (a) subject to subparagraph (b) below, in the case of the termination of the Participant’s employment by a Participating Entity or the Participant’s resignation, the earlier of: (i) the date specified in the written notice of termination or resignation; and (ii) the last day worked by the Participant, provided such date shall not be prior to the last day of any minimum statutory notice period, if applicable; and (b) in the case of a Change of Control, where there is a termination of the Participant’s employment other than for Cause, the last day worked by the Participant. “Vested” means: (i) with respect to an Option, that it has become exercisable; and (ii) with respect to RSUs, the applicable RSU Vesting Conditions in relation to a whole or a percentage of the number of RSUs covered by an Award have been met. “Vest” and “Vesting” have corresponding meanings. “Vesting Date” means: (i) with respect to an Option, the date on which it becomes exercisable; and (ii) with respect to RSUs, the date on which the applicable RSU Vesting Conditions are met. “Vesting Period” means, with respect to an Award, a period specified by the Board, commencing on the Award Date and ending no later than immediately prior to the Expiry Date. 1.3 Interpretation The Plan is to be interpreted as follows: (a) The use of headings is for ease of reference only and does not affect construction or interpretation of this Plan. (b) Where the context so requires, words importing the singular number include the plural and vice versa, and words importing the masculine gender include the feminine and neuter genders.

- 5 - (c) References to Sections and Subsections are references to sections and subsections in this Plan, unless otherwise specified. (d) All amounts paid or values to be determined under the Plan shall be in Canadian dollars. (e) Whenever the Board is to exercise discretion in the administration of the terms and conditions of this Plan or any Award, the term “discretion” means the “sole and absolute discretion” of the Board. (f) Where the words “including” or “includes” appear in this Plan, they mean “including (or includes) without limitation”. 1.4 Prior Plans This Plan is intended to replace the Prior Plans, which Prior Plans shall be automatically terminated and replaced and superseded by this Plan on the date on which this Plan is approved by the Corporation’s shareholders, such that after the effective date of this Plan (as provided in Section 6.16), no awards may be granted under the Prior Plans. Notwithstanding the foregoing, any awards granted under the Prior Plans shall remain in effect pursuant to their terms (as they may be duly amended from time to time) and shall be governed by the terms of the Prior Plans, as applicable, under which they were first granted. SECTION 2 ADMINISTRATION 2.1 Administration This Plan will be administered by the Board and the Board has complete authority, in its discretion, to interpret the provisions of this Plan. In administering and interpreting the Plan, the Board may adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan and make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan which the Board determines, in its discretion, are necessary or advisable. The Board’s determinations and actions within its authority under this Plan are final, conclusive and binding on the Corporation, its affiliates and all other Persons. 2.2 Delegation To the extent permitted by applicable law, the Board may, from time to time, delegate to the Committee or to the Executive Chair of the Corporation all or any of the powers conferred on the Board under the Plan. In such event, but only to the extent reasonably required for the purposes of such delegation, references to the Board mean and include the Committee or the Executive Chair, as applicable, and the Committee or the Executive Chair, as applicable, will exercise the powers delegated to it or to him by the Board in the manner and on the terms authorized by the Board. Any decisions made or actions taken by the Committee or the Executive Chair arising out of or in connection with the administration or interpretation of this Plan within its or his authority

- 6 - under this Plan, are final, conclusive and binding on the Participating Entities and all other Persons. 2.3 Eligibility (a) Participation in the Plan is entirely voluntary. (b) All employees of Participating Entities are eligible to participate in this Plan. (c) Eligibility to participate in the Plan does not confer upon any Person any right to be granted Awards pursuant to this Plan. In addition, no Participant has any claim or right to be granted an Award (including, without limitation, an Award granted in substitution for any Award that has expired pursuant to the terms of this Plan). 2.4 Taxes and Other Source Deductions The Corporation is authorized to deduct or withhold from any amount payable or credited hereunder such taxes and other amounts as it may be required by applicable law to deduct or withhold and to remit the amounts deducted or withheld to the applicable governmental authority as required by applicable law. If a Participating Entity is required under applicable law to deduct or withhold and remit to the applicable government authority an amount on account of tax in respect of any amount paid hereunder and there is insufficient cash paid hereunder from which to make the required deduction or withholding, the Participant shall: (a) pay to the Participating Entity sufficient cash as is reasonably determined by the Participating Entity to be the amount necessary to permit the required remittance; (b) authorize the Participating Entity, on behalf of the Participant, to sell in the market on such terms and at such time or times as the Participating Entity determines, a portion of the Shares issued hereunder to realize cash proceeds to be used to satisfy the required tax remittance; or (c) make other arrangements acceptable to the Participating Entity to fund the required tax remittance. 2.5 Information Each Participant shall provide the Corporation with all information the Corporation requires from that Participant in order to administer this Plan. 2.6 Indemnification Each member of the Board and the Committee is indemnified and held harmless by the Corporation against any cost or expense arising out of any act or omission in connection with this Plan to the extent permitted by applicable law. This indemnification is in addition to any rights of indemnification a Board or Committee member may have as director or otherwise.

- 7 - 2.7 Governing Law This Plan shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. 2.8 Total Shares Subject to Awards (a) Number of Shares. Subject to adjustment as provided in Section 6, a total of 45,875,000 Shares shall be authorized for Awards granted under the Plan, less 0.625 Share for every one (1) Share that was subject to an option granted after March 2, 2013 under any Prior Plan and one (1) Share for every one (1) Share that was subject to an award other than an option granted after March 2, 2013 under any Prior Plan. Any Shares that are subject to Options shall be counted against this limit as 0.625 Share for every one (1) Option granted, and any Shares that are subject to Awards other than Options shall be counted against this limit as one (1) Share for every one (1) share unit. After the effective date of the Plan (as provided in Section 6.16), no awards may be granted under any Prior Plan. (b) If (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after March 2, 2013 any Shares subject to an award under any Prior Plan are forfeited, an award under any Prior Plan expires or is settled for cash (in whole or in part), then in each such case the Shares subject to such Award or award under any Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, be added to the Shares available for Awards under the Plan, in accordance with Section 2.8(d) below. In the event that withholding tax liabilities arising from an Award other than an Option or, after March 2, 2013, an award other than an option under any Prior Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Corporation, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan in accordance with Section 2.8(d) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Corporation in payment of the purchase price of an Option or, after March 2, 2013, an option under any Prior Plan; (ii) Shares tendered by the Participant or withheld by the Corporation to satisfy any tax withholding obligation with respect to Options or, after March 2, 2013, options under any Prior Plan; and (iii) Shares reacquired by the Corporation on the open market or otherwise using cash proceeds from the exercise of Options, or after March 2, 2013, options under any Prior Plan. (c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan, nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided in paragraph (b) above. Additionally, in the event that a company acquired by the Corporation or any subsidiary of the Corporation or with which the Corporation or any subsidiary of the Corporation

- 8 - combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or arrangement, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or arrangement to determine the consideration payable to the holders of common shares of the entities party to such acquisition or arrangement) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in paragraphs (b) above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or arrangement, and shall only be made to individuals who were not employees or directors prior to such acquisition or arrangement. (d) Any Shares that again become available for Awards under the Plan pursuant to this Section shall be added as (i) 0.625 Share for every one (1) Share subject to Options granted under the Plan or options granted under any Prior Plan, and (ii) as one (1) Share for every one (1) Share subject to Awards other than Options granted under the Plan or awards other than options granted under any Prior Plan. 2.9 Insider Participation Limits The grant of Awards under the Plan is subject to the following limitations: (a) No more than 10% of the Corporation’s outstanding Shares may be issued under the Plan or pursuant to any other security based compensation arrangements of the Corporation in any one (1) year period. (b) No more than 5% of the Corporation’s outstanding Shares may be issued under the Plan or pursuant to any other security based compensation arrangements of the Corporation to any one Participant. (c) No more than 10% of the Corporation’s outstanding Shares may be issued to insiders under the Plan or under any other security based compensation arrangements of the Corporation within any one (1) year period or be issuable to insiders at any time. (d) For the purposes of this Plan, “insider” and “security based compensation arrangement” have the meanings set out in the TSX Company Manual. 2.10 Award Agreements All grants of Awards under this Plan will be evidenced by Award Agreements. Any one of the Chief Financial Officer or the Executive Vice President of Human Resources of the Corporation is authorized and empowered to execute on behalf of the Corporation and deliver an Award Agreement to a Participant.

- 9 - SECTION 3 GRANT OF OPTIONS 3.1 Grant of Options Subject to Section 2.8, the Board may, in its discretion, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant Options to any Participant, and the Participant shall execute an Option Agreement evidencing the same. 3.2 Exercise Price The Exercise Price under any Option will be as determined by the Board at the time the Option is granted but may not be less than the Market Value of a Share at the Award Date. 3.3 Term of Options Subject to Section 3.8 and to any accelerated termination pursuant to the Plan, each Option expires on the Expiry Date. 3.4 Vesting Each Option shall vest and be exercisable at such times, in such manner and subject to such terms and conditions as the Committee or the Executive Chair, as applicable, may specify in the applicable Option Agreement, subject to the provisions of this Plan. In the event that the Participant does not remain actively employed by a Participating Entity during a Vesting Period due to an Approved Leave of Absence, the Vesting Period shall be extended for a time period equal to the length of the Approved Leave of Absence, provided that the affected Options shall vest prior to the Expiry Date. 3.5 Exercise of Options Subject to the provisions of this Plan and any Option Agreement, Options may be exercised by one of the following: (a) by delivery of a fully completed Exercise Notice to the Secretary of the Corporation accompanied by payment in full of the applicable Exercise Price. The Exercise Price may be paid by wire transfer, certified cheque, bank draft or money order payable to the Corporation; or (b) an election for the receipt, without payment by the Participant, of either (i) an amount in cash per Option or (ii) a net number of Shares (in each case, net of any applicable withholding taxes or deductions) equal to the difference between the Exercise Price of the Option and the price at which Solium or such other securities dealer as designated by the Corporation is able to sell the Shares in the capital markets, selected by such dealer in its discretion, or otherwise, on the trading day that the Exercise Notice is given. The transfer cost incurred to issue the Shares will be deducted from the net proceeds payable to the Participant.

- 10 - 3.6 Issue of Shares In the case of a Participant electing to receive Shares in accordance with Section 3.5(a) or Section 3.5(b)(ii), no Shares will be issued or transferred until full payment of the Exercise Price therefor has been received by the Corporation and all conditions to the issue of the Shares have been met. As soon as practicable after receipt of an Exercise Notice or election to receive Shares and full payment of the Exercise Price and the satisfaction of all conditions to the issue of the Shares, the Corporation will deliver or cause to be delivered to the Participant a certificate or certificates representing the acquired Shares or other evidence of the issuance of the acquired Shares. 3.7 Conditions to Delivery of Shares The Corporation’s obligation to issue and deliver Shares upon the exercise of any Option is subject to: (a) the satisfaction of all requirements under applicable laws in respect thereof and obtaining all approvals the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof, including shareholder approval, if required; (b) if such Shares are listed on any stock exchange in Canada or the United States, compliance with the requirements of such stock exchanges; and (c) the receipt from the Participant of such representations, warranties, agreements and undertakings, including to future dealings in the such Shares, as the Corporation or its counsel determines to be necessary or advisable in order to ensure compliance with applicable laws. 3.8 Extension of Options that Expire During a Blackout Period If an Option would otherwise expire during a Blackout Period, the term of such Option shall automatically be extended until ten (10) Business Days after the end of the Blackout Period. 3.9 Effect of Exercise A Participant shall have no further rights, title or interest with respect to any Option that has been exercised. No dividends or dividend equivalents may be granted in connection with an Option. Other than pursuant to Section 6, the Board shall not without the approval of the Corporation’s shareholders (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option when the option price per Share exceeds the Market Value of one Share in exchange for cash or another award (other than in connection with a Change in Control), or (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the stock exchanges in Canada and the United States on which the Shares are listed.

- 11 - SECTION 4 GRANT OF RSUs 4.1 Grant of RSUs The Board may, in its discretion, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant RSUs to any Participant, and the Participant shall execute an RSU Agreement. 4.2 Number of RSUs Each Award Agreement shall set forth the Award Date of the RSUs evidenced thereby, the number of RSUs subject to such Award (or the aggregate dollar value of the Award that will be divided by the Market Value on the Award Date and rounded down to determine the number of RSUs), the RSU Vesting Conditions and the applicable Vesting Period(s) and may specify such other terms and conditions as required under any provision of the Plan. In the event that the Participant does not remain actively employed by a Participating Entity during a Vesting Period due to an Approved Leave of Absence, the Vesting Period shall be extended for a time period equal to the length of the Approved Leave of Absence, provided that the affected RSUs shall vest prior to the Expiry Date. 4.3 RSU Accounts An RSU Account shall be maintained by the Corporation for each Participant and will be credited with such notional grants of RSUs as are received by a Participant from time to time. RSUs that fail to Vest in a Participant, or that are paid out to the Participant, shall be cancelled and shall cease to be recorded in the Participant’s RSU Account as of the date on which such RSUs are forfeited or cancelled under the Plan or are settled, as the case may be. No dividends or dividend equivalents may be credited in connection with an RSU. 4.4 Settlement of RSU Awards On the Vesting Date, or as soon as practicable following a Vesting Date, such day being the Settlement Date provided that such Settlement Date may not be later than the Expiry Date, the Corporation shall: (a) subject to Section 2.8, issue from treasury the number of Shares that are issuable to the Participant on the Settlement Date, as fully paid and non-assessable shares; or (b) pay an amount in cash to the Participant equal to the aggregate Market Value of the Shares covered by the Vested RSUs at the Settlement Date. Whether a Vested RSU is settled in accordance with Section 4.4(a) or Section 4.4(b) shall be at the sole discretion of the Corporation.

- 12 - SECTION 5 TERMINATION OF EMPLOYMENT 5.1 Termination of Employment If the Participant ceases to be employed by a Participating Entity, the Participant shall forfeit all rights, title and interest in the Participant’s Awards which are not Vested on the Termination Date. The Participant may exercise the Participant’s Options which are Vested on the Termination Date until the earlier of: (i) the Expiry Date; and (ii) ninety (90) days after the Termination Date, after which time all Options expire. 5.2 Death of the Participant All rights, title and interest in the Participant’s Awards which are not Vested on the Participant’s death shall immediately vest on the date of the Participant’s death. All of the Participant’s Vested Options may be exercised by the Participant’s estate, until the earlier of: (i) the Expiry Date; and (ii) six (6) months after the date of the Participant’s death, after which time all Options expire. All of the Participant’s Vested RSUs shall be settled by the Corporation in accordance with Section 4.4 and the Shares or the cash payment will be provided to the Participant’s estate. 5.3 Termination or following a Change of Control Notwithstanding Section 5.1, if on or following a Change of Control, (A) the employment of the Participant is terminated other than for Cause during the Change of Control Period or, (B) if the Corporation or any entity which is or would be the successor to the Corporation or which may issue securities in exchange for Shares in connection with the Change of Control becoming effective has not assumed or replaced on substantially similar terms the Participant’s existing Awards under the Plan: all Awards granted to the Participant shall immediately Vest; all restrictions shall lapse; and all Vested Options may be exercised by the Participant until the earlier of the applicable Expiry Date and one (1) year after (i) the Termination Date or (ii) the effective date of the Change of Control, as applicable, after which time all Options Expire, and all Vested RSUs shall be settled by the Corporation in accordance with Section 4.4. 5.4 Discretion to Permit Exercise Subject to applicable laws, the Board may, in its discretion, at any time permit the exercise of any or all Awards held by the Participant or by the Participant’s estate, as the case may be, in the manner and on the terms authorized by the Board in its discretion, provided that, in any case, none of the Board, the Committee or the Executive Chair may authorize the exercise of an Award pursuant to this Section 5 beyond the Expiry Date. 5.5 Employment Agreements Sections 5.1, 5.2 and 5.3 of the Plan are subject to the terms and conditions of the Participant’s Employment Agreement.

- 13 - SECTION 6 ADJUSTMENTS 6.1 General The provisions contained in this Plan and any Award Agreement and the existence of any Awards shall not affect in any way the right of the Corporation or its shareholders or affiliates to take any action, including any change in the Corporation’s capital structure or its business, or any acquisition, disposition, amalgamation, combination, merger or consolidation, or the creation or issuance of any bonds, debentures, shares or other securities of the Corporation or of an affiliate thereof or the determination of the rights and conditions attaching thereto, or the dissolution or liquidation of the Corporation or of any of its affiliates or any sale or transfer of all or any part of their respective assets or businesses, whether or not any such corporate action or proceeding would have an adverse effect on this Plan or any Awards granted hereunder. 6.2 Reorganization of the Corporation’s Capital If the Corporation effects a subdivision or consolidation of Shares or any similar capital reorganization, amalgamation, combination, recapitalization, stock split, reverse stock split, spin- off, or a payment of a dividend (whether in cash, shares or other property, other than an ordinary cash dividend), or if any other change is made in the capitalization of the Corporation that, in the opinion of the Board, would warrant the amendment or replacement of any existing Awards in order to adjust: (a) the number of Shares that may be acquired on the exercise of any outstanding Options; (b) the Exercise Price of any outstanding Options; or (c) the number of RSUs in the Participant’s RSU Account; in order to preserve proportionately the rights and obligations of the Participants, the Board will authorize such steps to be taken as may be equitable and appropriate to that end. 6.3 Change of Control In the event of a Change of Control, the Board shall have the authority to take all necessary steps so as to ensure the preservation of the economic interests of the Participants in, and to prevent the dilution or enlargement of, any Options or RSUs, which unless otherwise provided in an Award Agreement shall include ensuring that the Corporation or any entity which is or would be the successor to the Corporation or which may issue securities in exchange for Shares upon the Change of Control becoming effective will assume each outstanding Award, or will provide each Participant with new or replacement or amended Options or RSUs which will continue to Vest following the Change of Control on similar terms and conditions as provided in this Plan. 6.4 Fractional Shares No fractional Shares will be issued on the exercise of an Option or the settlement of a RSU. Accordingly, if as a result of any adjustment to either the Exercise Price or the number of Shares issuable on exercise of an Option is made pursuant to the Plan, or to the number of RSUs in the

- 14 - Participant’s RSU Account, the Participant would become entitled to receive a fractional Share on the exercise of an Option or the settlement of a RSU, the Participant has the right to acquire only the number of full Shares and no payment or other adjustment will be made with respect to the fractional Shares so disregarded. 6.5 Legal Requirement The Corporation is not obligated to grant any Awards, issue or cause to be purchased any Shares or other securities, make any payments or take any other action if, in the opinion of the Board, in its discretion, such action would constitute a violation by a Participant or the Corporation of any provision of any applicable statutory or regulatory requirement of any government or governmental authority. 6.6 Rights of Participant The granting of any Award is not to be construed as giving a Participant a right to remain in the employ of a Participating Entity. The participation in the Plan by an employee of a Participating Entity shall be entirely optional. 6.7 Amendment or Discontinuance Subject to the final sentence of this Section 6.7, the Board may amend, suspend or terminate the Plan, or any portion thereof, at any time, subject to those provisions of applicable law (including, without limitation, the applicable rules, regulations and policies of any stock exchange) that require the approval of shareholders or any governmental or regulatory body. The Board may make amendments to the Plan or to any Award outstanding thereunder without seeking shareholder approval, except for the following types of amendments: (a) increasing the number of Shares reserved for issuance under the Plan or other Plan limits; (b) any change to the definition of Participant; (c) reducing the Exercise Price of an Option, except pursuant to Sections 6.2, or any cancellation and reissue of an Option; (d) extending the Expiry Date of an Award, except the automatic extension of an Award pursuant to Sections 3.8 or 4.2 or 4.4; (e) permitting Awards to be transferred other than by testate or intestate succession; (f) permitting the addition or modification of a cashless exercise feature, payable in cash or Shares, unless it provides for a full deduction of the number of underlying Shares from the Plan reserve; (g) permitting awards, other than Awards, to be made under the Plan; (h) amendments to this Section 6.7; or

- 15 - (i) amendments to the Plan required to be approved by shareholders under applicable law. Except as expressly set forth in the Plan, no action of the Board may adversely alter or impair the rights of a Participant under any Award previously granted to the Participant without the consent of the affected Participant. 6.8 Severability If any provision of this Plan or any Award Agreement is determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions are severable and enforceable in accordance with their terms, and all provisions will remain enforceable in any other jurisdiction. 6.9 General Restrictions and Assignment (a) Except as required by law, the rights of a Participant under this Plan are not capable of being anticipated, assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant. (b) Rights and obligations under this Plan may be assigned by the Corporation to a successor in the business of the Corporation, any corporation resulting from any amalgamation, reorganization, combination, merger or arrangement of the Corporation, or any corporation acquiring all or substantially all of the assets or business of the Corporation. 6.10 Market Fluctuations (a) No amount will be paid to, or in respect of, a Participant under this Plan (including any Award and any Shares that have not been issued or as to which any applicable restriction has not lapsed), to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. Awards may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. (b) The Corporation makes no representations or warranties to Participants with respect to this Plan or the Awards whatsoever. Participants are expressly advised that the value of any Awards will fluctuate as the trading price of the Shares fluctuates. (c) In seeking the benefits of participation in this Plan, a Participant agrees to exclusively accept all risks associated with a decline in the market price of the Shares and all other risks associated with the Awards.

- 16 - 6.11 No Shareholder Rights Under no circumstances shall Awards be considered Shares or other securities of the Corporation, nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Shares or other securities of the Corporation, nor shall any Participant be considered the owner of Shares by virtue of the grant of Awards. 6.12 Unfunded and Unsecured Plan This Plan shall be unfunded and the Corporation will not secure its obligations under this Plan. To the extent any Participant or his or her estate holds any rights by virtue of a grant of Awards under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Corporation. 6.13 Non-Exclusivity Nothing contained in this Plan prevents the Board from adopting other or additional compensation arrangements for the benefit of any Participant, subject to any required regulatory or shareholder approval. 6.14 Other Employee Benefits The amount of any compensation deemed to be received by a Participant as a result of the exercise of an Option or the settlement of an RSU will not constitute compensation with respect to which any other employee benefits of that Participant are determined including, without limitation, benefits under any bonus, pension, profit-sharing, insurance or salary continuation plan, except as otherwise specifically determined by the Board in writing. 6.15 Tax Consequences It is the responsibility of the Participant to complete and file any tax returns and pay all taxes that may be required under Canadian or other tax laws within the periods specified in those laws as a result of the Participant’s participation in the Plan. No Participating Entity shall be held responsible for any tax consequences to a Participant as a result of the Participant’s participation in the Plan. 6.16 Effective Date This Plan became effective July 9, 2013, as amended and restated by the Board on December 19, 2013, June 18, 2014, May 6, 2015 and May 1, 2017, and confirmed by the Corporation’s shareholders on June 23, 2015 and June 21, 2017.

SCHEDULE “A” BLACKBERRY LIMITED EQUITY INCENTIVE PLAN OPTION AGREEMENT This Option Agreement is entered into between BlackBerry Limited (the “Corporation”) and the Participant named below (“you”) pursuant to the BlackBerry Limited Equity Incentive Plan (the “Plan”), a copy of which is attached at the bottom of this Agreement near the “I ACCEPT” button. The terms and conditions of the Plan are incorporated by reference as terms and conditions of this Option Agreement and all capitalized terms used in this Option Agreement have the meanings ascribed thereto in the Plan. This Option Agreement confirms that: 1. on (the “Award Date”); 2. __________________________ (the “Participant”); 3. was granted _____________________________ Options (the “Award”); 4. at an exercise price of _________ per Share (the “Exercise Price”); 5. the Award, to the extent noted immediately below, shall Vest at 5:00 p.m. Eastern time on the following dates (each a “Vesting Date”): as to ______________ Options on <<Insert 1st Anniversary Date>>; as to ______________ Options on <<Insert 2nd Anniversary Date>>; as to ______________ Options on <<Insert 3rd Anniversary Date>>; as to ______________ Options on <<Insert 4th Anniversary Date>>; and as to ______________ Options on <<Insert 5th Anniversary Date>>; provided, however, that if you are not actively employed with a Participating Entity continuously during a Vesting Period due to an Approved Leave of Absence, the applicable Vesting Date shall be extended by a period equal to the aggregate of the period(s) of inactive employment between the Award Date and the Vesting Date, provided that the affected Options shall vest prior to the Expiry Date; 6. all Options granted under the Award will expire on _______________ (the “Expiry Date”); 7. all unvested Options will expire immediately, be forfeited and be of no force or effect on the date upon which you cease to be an officer or employee of a Participating Entity for any reason (other than your death), unless otherwise determined by the Board, the Committee or the Executive Chair, as applicable, at or after the time of grant, and any

- 2 - Vested Options will remain exercisable by you until the earlier of: (i) ninety (90) days after the date you cease to be an officer or an employee; and (ii) the Expiry Date; 8. for the purposes of the Plan and Section 7, above, you shall cease to be an employee or officer of a Participating Entity on the earlier of: (i) your last day worked; and (ii) the date of delivery of the notice of termination of employment, provided such date shall not be prior to the last day of any minimum statutory notice period, if applicable; 9. on a Change of Control, in the event your employment is terminated other than for Cause during the Change of Control Period, all Options granted pursuant to the Award will immediately Vest and will remain exercisable by you until the earlier of: (i) one (1) year after the date you cease to be an officer or an employee; and (ii) the Expiry Date; 10. if you die, all of your unvested Options will immediately Vest and your estate will have the rights that you have under the Plan and this Option Agreement with respect to the Vested Options which will remain exercisable by your estate until the earlier of: (i) six (6) months after the date of your death; and (ii) the Expiry Date; all on the terms and subject to the conditions set out in the Plan or as may be set out in your Employment Agreement, if any. By accepting this Option Agreement, you acknowledge and agree that: (i) you have received, read and understand the Plan and you will abide by its terms and conditions; (ii) the terms of this Award are to be treated by you as confidential; (iii) your right to participate in the Plan is only as set out herein and nothing herein, or otherwise, implies any right of you to participate, or be considered for participation, in any later grant of Options, which shall in all cases be at the sole discretion of the Corporation; (iv) an Option does not carry any voting rights; (v) during the period between granting of an Award and the Vesting Date of the Award (or settlement thereof) the value of an Option may be subject to stock market fluctuations and that the Corporation accepts no responsibility for any fluctuations in the value of an Award; (vi) at the sole discretion of the Corporation, the Plan can be administered by a designee of the Corporation and any communication from or to the designee shall be deemed to be from or to the Corporation; (vii) your “Personal Information” (which includes, but is not limited to, any information that identifies you, which may include, where applicable, your name, date of birth, contact

- 3 - information, employment information, and financial information), may be submitted to the Corporation’s third party equity plan administrator (the “Administrator”) or third party service providers, whether directly by you through your use of the Administrator’s administration platform (“Administrator Platform”), or indirectly through the Corporation. You consent to the collection, use, processing, reproduction, storage, transmission, and/or disclosure of your Personal Information by the Administrator, the Corporation and/or third party service providers in order to: (i) properly identify you and establish and maintain your account(s) with the Administrator on, and provide services to you (including the processing of transaction instructions relating to the Plan and Awards made to you thereunder) through, the Administrator Platform; (ii) for any purposes permitted or required by any applicable law; (iii) from time to time, contact third parties who keep Personal Information about you in order to gather information necessary to properly service your account with the Administrator; (iv) complete and effect any filings, tax deductions, withholdings and remittances or other remittances required pursuant to any applicable law or regulation or the Plan or the Award Agreements between you and the Corporation relating to Awards to you under the Plan; and/or (v) for any of the other purposes which are set out in the Corporation’s current privacy policy, at http://www.blackberry.com/legal/privacy.shtml which are incorporated into this option Agreement by reference and which you hereby confirm and agree you have reviewed and read (collectively, the “Purpose”). The amount and type of Personal Information collected and used by the Administrator, third party service providers and/or the Corporation hereunder is limited to what is necessary to fulfill the Purpose. Your Personal Information will be kept confidential and will be disclosed only as necessary to fulfill the Purpose or as may otherwise be required by any applicable law or regulation. (viii) The Corporation and the Participating Entities assume no responsibility as regards to the tax consequences that participation in the Plan will have for you and you are solely liable for any taxes, interest or penalties associated therewith, whether income, sales, value- added (such as HST or GST), or other harmonized taxes which may be payable to Canada Revenue Agency under the Income Tax Act (Canada) or any other taxing authority in respect of any Option Award or interest charges thereon and the delivery of common shares of the Corporation or cash pursuant to any such award is contingent upon payment by you of applicable withholding requirements and applicable taxes may be withheld from any such payment in settlement of your Award by either the Administrator or the Corporation or one of their respective third party service providers. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR IN SUCH REGARD; (ix) you will comply with the Corporation’s Insider Trading Policy and applicable securities laws in connection with any sale of Shares; (x) you may not sell the Shares if you are in possession of material information concerning the Corporation or its securities that is not generally known to the public and, even if you do not believe you are in possession of material non-public information about the Corporation or its securities, you may be subject to regular or special trading blackouts,

- 4 - pre-clearance requirements or other trading restrictions from time to time which you hereby agree to comply with; (xi) you represent that you are not currently subject to any cease trading order or similar restriction on trading Shares issued by any securities regulatory authority, and you agree that you will immediately notify the Corporation if you become subject to any such order or restriction; (xii) you have entered into the administration agreement required by the Administrator with the Corporation and this Award is subject to your compliance with the terms and conditions of that binding agreement with the Corporation; and (xiii) this Option Agreement will be governed by and construed in accordance with the law of Ontario, Canada and you, the Corporation and any other affiliate will submit to the jurisdiction of the courts of Ontario in relation to anything arising under this Agreement or the Plan. IN WITNESS WHEREOF the Corporation and the Participant have executed this option Agreement as of the date that the “I ACCEPT” button is clicked. BLACKBERRY LIMITED By: _____<<INSERT DIGITAL SIGNATURE>>_______________________ Steven Capelli Chief Financial Officer I ACKNOWLEDGE THAT I HAVE READ THE ABOVE TERMS AND CONDITIONS. I ACKNOWLEDGE THAT THE OPTION AWARD NOTED IN THE ABOVE OPTION AGREEMENT IS SUBJECT TO MY ACCEPTANCE OF THE ABOVE OPTION AGREEMENT. I UNDERSTAND THAT I WILL NOT BE ABLE TO MAKE ANY ELECTIONS OR RECEIVE ANY PROCEEDS OR COMMON SHARES IN RESPECT OF THE OPTIONS THAT ARE THE SUBJECT MATTER OF THIS OPTION AGREEMENT, UNLESS I ACCEPT AND ABIDE BY THIS OPTION AGREEMENT WITH THE CORPORATION. CLICKING THE "I ACCEPT" BUTTON IMMEDIATELY BELOW IS THE EQUIVALENT OF MY SIGNATURE. BY CLICKING ON THE "I ACCEPT" BUTTON, I AM INDICATING MY ACCEPTANCE OF THE ABOVE TERMS AND CONDITIONS AND AM CREATING A BINDING AGREEMENT BETWEEN ME AND THE CORPORATION. I ACCEPT <<Attachments for Base Award are: Option FAQ and Equity Incentive Plan.>>

36990-2002 15129320.1 SCHEDULE “B” BLACKBERRY LIMITED EQUITY INCENTIVE PLAN RSU AGREEMENT This RSU Agreement is entered into between BlackBerry Limited (the “Corporation”) and the Participant named below (“you”) pursuant to the BlackBerry Limited Equity Incentive Plan (the “Plan”), a copy of which is attached at the bottom of this Agreement near the “I ACCEPT” button. The terms and conditions of the Plan are incorporated by reference as terms and conditions of this RSU Agreement and all capitalized terms used in this RSU Agreement have the meanings ascribed thereto in the Plan. This RSU Agreement confirms that: 1. on (the “Award Date”); 2. __________________________ (the “Participant”); 3. was granted _____________________________ RSUs (the “Award”); 4. vesting of the Award will not be subject to the attainment of performance objectives; 5. the Award, to the extent noted immediately below, shall Vest at 5:00 p.m. Eastern time on the following dates (each a “Vesting Date”): as to ______________ RSUs on <<Insert 1st Anniversary Date>>; as to ______________ RSUs on <<Insert 2nd Anniversary Date>>; and as to ______________ RSUs on <<Insert 3rd Anniversary Date>>; provided, however, that if you are not actively employed with a Participating Entity continuously during a Vesting Period due to an Approved Leave of Absence, the applicable Vesting Date shall be extended by a period equal to the aggregate of the period(s) of inactive employment between the Award Date and the Vesting Date, provided that the affected RSUs shall vest prior to the Expiry Date; 6. All RSUs granted under this Award will expire on December 31, 201_ (the “Expiry Date”); 7. the Award will expire immediately, be forfeited and be of no force or effect on the date upon which you cease to be an officer or employee of a Participating Entity for any reason (other than your death), unless otherwise determined by the Board, the Committee or the Executive Chair, as applicable, at or after the time of grant;

36990-2002 15129320.1 - 2 - 8. for the purposes of the Plan and Section 6, above, you shall cease to be an employee or officer of a Participating Entity on the earlier of: (i) your last day worked; and (ii) the date of delivery of the notice of termination of employment, provided such date shall not be prior to the last day of any minimum statutory notice period, if applicable; 9. on a Change of Control, in the event your employment is terminated other than for Cause during the Change of Control Period, all RSUs granted pursuant to the Award will immediately Vest; 10. if you die, all of your unvested RSUs will immediately Vest and your estate will have the rights that you have under the Plan and this RSU Agreement with respect to the Vested RSUs; all on the terms and subject to the conditions set out in the Plan and subject to the terms and conditions of your Employment Agreement, if any. By accepting this RSU Agreement, you acknowledge and agree that: (i) you have received, read and understand the Plan and you will abide by its terms and conditions; (ii) the terms of this Award are to be treated by you as confidential; (iii) your right to participate in the Plan is only as set out herein and nothing herein, or otherwise, implies any right of you to participate, or be considered for participation, in any later grant of RSUs, which shall in all cases be at the sole discretion of the Corporation; (iv) an RSU does not carry any voting rights; (v) during the period between granting of an Award and the Vesting Date of the Award (or settlement thereof) the value of an RSU may be subject to stock market fluctuations and that the Corporation accepts no responsibility for any fluctuations in the value of an Award; (vi) at the sole discretion of the Corporation, the Plan can be administered by a designee of the Corporation and any communication from or to the designee shall be deemed to be from or to the Corporation; (vii) your “Personal Information” (which includes, but is not limited to, any information that identifies you, which may include where applicable your name, date of birth, contact information, employment information, and financial information), may be submitted to the Corporation’s third party equity plan administrator, Solium Capital Inc. (“Administrator”) or third party service providers, whether directly by you through your use of the Administrator’s administration platform (“Administrator Platform”), or indirectly through the Corporation. You consent to the collection, use, processing, reproduction, storage, transmission, and/or disclosure of your Personal Information by

36990-2002 15129320.1 - 3 - the Administrator, the Corporation and/or third party service providers in order to: (i) properly identify you and establish and maintain your account(s) with the Administrator on, and provide services to you (including the processing of transaction instructions relating to the Plan and Awards made to you thereunder) through, the Administrator Platform; (ii) for any purposes permitted or required by any applicable law; (iii) from time to time, contact third parties who keep Personal Information about you in order to gather information necessary to properly service your account with the Administrator; (iv) complete and effect any filings, tax deductions, withholdings and remittances or other remittances required pursuant to any applicable law or regulation or the Plan or the Award Agreements between you and the Corporation relating to Awards to you under the Plan; and/or (v) for any of the other purposes which are set out in the Corporation’s current privacy policy, at http://www.blackberry.com/legal/privacy.shtml which are incorporated into this RSU Agreement by reference and which you hereby confirm and agree you have reviewed and read (collectively, the “Purpose”). The amount and type of Personal Information collected and used by the Administrator, third party service providers and/or the Corporation hereunder is limited to what is necessary to fulfill the Purpose. Your Personal Information will be kept confidential and will be disclosed only as necessary to fulfill the Purpose or as may otherwise be required by any applicable law or regulation. (viii) The Corporation and the Participating Entities assume no responsibility as regards to the tax consequences that participation in the Plan will have for you and you are solely liable for any taxes, interest or penalties associated therewith, whether income, sales, value- added (such as HST or GST), or other harmonized taxes which may be payable to Canada Revenue Agency under the Income Tax Act (Canada) or any other taxing authority in respect of any RSU Award or interest charges thereon and the delivery of common shares of the Corporation or cash pursuant to any such award is contingent upon payment by you of applicable withholding requirements and applicable taxes may be withheld from any such payment in settlement of your Award by either the Administrator or the Corporation or one of their respective third party service providers. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR IN SUCH REGARD; (ix) you will comply with the Corporation’s Insider Trading Policy and applicable securities laws in connection with any sale of Shares; (x) you may not sell the Shares if you are in possession of material information concerning the Corporation or its securities that is not generally known to the public and, even if you do not believe you are in possession of material non-public information about the Corporation or its securities, you may be subject to regular or special trading blackouts, pre-clearance requirements or other trading restrictions from time to time which you hereby agree to comply with; (xi) you represent that you are not currently subject to any cease trading order or similar restriction on trading Shares issued by any securities regulatory authority, and you agree

36990-2002 15129320.1 - 4 - that you will immediately notify the Corporation if you become subject to any such order or restriction; (xii) you have entered into the administration agreement required by the Administrator with the Corporation and this Award is subject to your compliance with the terms and conditions of that binding agreement with the Corporation; and (xiii) this RSU Agreement will be governed by and construed in accordance with the law of Ontario, Canada and you, the Corporation and any other affiliate will submit to the jurisdiction of the courts of Ontario in relation to anything arising under this RSU Agreement or the Plan. (xiv) If you are a resident of the United States, the intent of the Corporation is that payments and benefits under the Plan comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith. It is intended that payments made in settlement of RSUs on or before the 15th day of the third month following the end of the Participant’s first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture shall be exempt from compliance with Section 409A pursuant to the exception for short-term deferrals set forth in Section 1.409A-1(b)(4) of the applicable Treasury Regulations. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, a Participant shall not be considered to have terminated employment or service with the Corporation or its Affiliates for purposes of the Award and no payment shall be due to the Participant under the Award until the Participant would be considered to have incurred a “separation from service” from the Corporation or its Affiliates within the meaning of Section 409A. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards are payable upon a separation from service and such payment would result in the imposition on any individual of additional income tax under Section 409A, the settlement and payment of such awards shall instead be made on the first business day after the date that is six months following such separation from service (or death, if earlier), to the extent necessary to avoid the imposition of such taxes. IN WITNESS WHEREOF the Corporation and the Participant have executed this RSU Agreement as of the date that the “I ACCEPT” button is clicked. BLACKBERRY LIMITED By: _____<<INSERT DIGITAL SIGNATURE>>_______________________ Steven Capelli Chief Financial Officer I ACKNOWLEDGE THAT I HAVE READ THE ABOVE TERMS AND CONDITIONS. I ACKNOWLEDGE THAT THE RSU AWARD NOTED IN THE ABOVE RSU AGREEMENT IS SUBJECT TO MY ACCEPTANCE

36990-2002 15129320.1 - 5 - OF THE ABOVE RSU AGREEMENT. I UNDERSTAND THAT I WILL NOT BE ABLE TO MAKE ANY ELECTIONS OR RECEIVE ANY PROCEEDS OR COMMON SHARES IN RESPECT OF THE RSUS THAT ARE THE SUBJECT MATTER OF THIS RSU AGREEMENT, UNLESS I ACCEPT AND ABIDE BY THIS RSU AGREEMENT WITH THE CORPORATION . CLICKING THE "I ACCEPT" BUTTON IMMEDIATELY BELOW IS THE EQUIVALENT OF MY SIGNATURE. BY CLICKING ON THE "I ACCEPT" BUTTON, I AM INDICATING MY ACCEPTANCE OF THE ABOVE TERMS AND CONDITIONS AND AM CREATING A BINDING AGREEMENT BETWEEN ME AND THE CORPORATION. I ACCEPT <<Attachments for Base Award are: RSU FAQ and Equity Incentive Plan.>>